Exhibit 99.1

Tetraphase Pharmaceuticals Reports Fourth-Quarter and Full-Year 2014 Financial Results

—Company to host conference call at 4:30 p.m. ET today –

WATERTOWN, Mass., March 5, 2015 – Tetraphase Pharmaceuticals, Inc. (NASDAQ:TTPH), a clinical stage biopharmaceutical company developing novel antibiotics to treat life-threatening multidrug-resistant (MDR) infections, today reported financial results for the fourth quarter and year ended December 31, 2014 and provided an overview of recent key achievements.

“In 2014, Tetraphase made significant progress in the development of eravacycline, our lead antibiotic candidate to treat bacterial infections, including those caused by MDR Gram-negative bacteria,” said Guy Macdonald, President and CEO of Tetraphase. “We reported positive top-line results from IGNITE 1, a pivotal Phase 3 clinical trial, which met its primary endpoint of efficacy and safety of intravenous (IV) eravacycline in patients with complicated intra-abdominal infections (cIAI). Prior to that, we reported positive top-line results from the lead-in portion of IGNITE 2, our second pivotal Phase 3 clinical trial, which validated the activity and safety profile of IV-to-oral transition therapy in complicated urinary tract infections (cUTI). We look forward to reporting top-line results from the pivotal portion of IGNITE 2 mid-year and continue to target submission of a New Drug Application (NDA) for both indications by year end.”

Mr. Macdonald continued: “Beyond eravacycline, we are also excited about the progress in our earlier-stage programs. In 2015, we are planning to file an investigational new drug application for TP-271, a novel broad spectrum antibiotic which is being developed with funding from the National Institute of Allergy and Infectious Diseases for the treatment of respiratory infections caused by bacterial biothreats. From our second-generation discovery program, we have selected a lead candidate, TP-6076. Preclinically, TP-6076 demonstrated excellent potency against MDR Gram-negative pathogens and we are now evaluating it in IND-enabling toxicology studies. We look forward to advancing both of these programs.”

Fourth-Quarter and Full-Year 2014 Financial Results

For the fourth quarter of 2014, Tetraphase reported a net loss of $20.6 million, or $0.69 per share, compared to a net loss of $11.3 million, or $0.49 per share, for the same period in 2013. Revenues were $3.1 million compared to $1.9 million for the same period in 2013. Revenues for each period consisted of contract and grant revenue under U.S. government awards for the development of Tetraphase compounds for the treatment of diseases caused by bacterial biothreat pathogens and for certain infections caused by life-threatening multidrug-resistant bacteria. Research and development (R&D) expenses for the fourth quarter of 2014 were $19.7 million compared to $10.5 million for the same period in 2013. The increase in R&D expenses was due to clinical costs associated with the Company’s Phase 3 global clinical trial of eravacycline for cUTI, as well as drug manufacturing and nonclinical activities in support of the planned NDA filing for eravacycline. General and administrative

(G&A) expenses for the fourth quarter of 2014 were $3.7 million compared to $2.3 million for the same period in 2013. The difference in G&A expenses was primarily due to additional headcount and personnel-related costs to support an increased level of R&D and pre-commercialization activities for eravacycline.

For the full-year 2014, Tetraphase reported a net loss of $66.7 million, or $2.49 per share, compared to a net loss of $29.6 million, or $1.78 per share, for the full-year 2013. Revenues were $9.1 million for the year ended December 31, 2014 compared to $10.5 million for the same period in 2013. As stated above, revenues for each period consisted of contract and grant revenue under U.S. government awards for the development of Tetraphase compounds for the treatment of diseases caused by bacterial biothreat pathogens and for certain infections caused by life-threatening multidrug-resistant bacteria. R&D expenses were $61.9 million for the year ended December 31, 2014 compared to $31.5 million for the same period in 2013. The increase in R&D expenses was primarily due to increased clinical costs in support of the Phase 3 eravacycline clinical program and increased costs for drug manufacturing and nonclinical activities in support of the planned NDA filing for eravacycline. G&A expenses were $12.9 million for the year ended December 31, 2014 compared to $7.2 million for the same period in 2013. The difference in G&A expenses was primarily due to additional costs to support an increased level of R&D and pre-commercialization efforts for eravacycline.

As of December 31, 2014, Tetraphase had cash and cash equivalents of $121.0 million and 30.8 million shares outstanding. The company expects that its cash and cash equivalents, as well as expected revenue from its U.S. government awards, will be sufficient to fund operations into at least the third quarter of 2016.

Fourth Quarter Corporate Highlights

•	Reported positive top-line results from IGNITE 1, the Company’s pivotal Phase 3 clinical trial evaluating the safety and efficacy of eravacycline for the treatment of cIAI. Eravacycline met the primary endpoint of statistical non-inferiority of clinical response at the test-of-cure visit compared to ertapenem, under the guidance set by the U.S. Food and Drug Administration and the European Medicines Agency. There were no drug-related serious adverse events in the trial.

•	Initiated pivotal portion of IGNITE 2, the Company’s Phase 3 clinical trial evaluating the safety and efficacy of eravacycline for the treatment of cUTI with IV- to-oral transition therapy using the 1.5 mg/kg IV to 200 mg oral dose of eravacycline.

•	Presented data at IDWeek 2014, including a Tetraphase-sponsored research study in New York City demonstrating the potent in vitro activity of eravacycline against Gram-negative MDR strains of E. coli, Klebsiella pnuemoniae, Enterobacter spp., and Acinetobacter baumannii.

•	Completed the sale of 4.5 million shares of common stock in a follow-on public offering at a price to the public of $19.00 per share, resulting in net proceeds to the Company of approximately $81 million, after underwriting discounts and estimated offering expenses.

•	Added to NASDAQ Biotechnology Index in December 2014.

Key Milestones for 2015

•	Present data from the Phase 3 IGNITE 1 clinical trial at scientific meetings in 2015

•	Present lead-in data from IGNITE 2 at the European Congress for Clinical Microbiology and Infectious Diseases being held in April 2015

•	Announce top-line data from the pivotal portion of Phase 3 IGNITE 2 mid-year 2015

•	Expand the leadership team in key functional areas to support corporate growth

•	Submit New Drug Application for eravacycline by year-end 2015

Conference Call Information

Tetraphase will host a conference call today at 4:30 pm Eastern Time to discuss the fourth quarter and full-year 2014 financial results and corporate highlights. The call can be accessed by dialing (844) 831-4023 (U.S. and Canada) or (731) 256-5215 (international) and entering passcode 92567224. To access the live audio webcast, or the subsequent archived recording, visit the “Investors Relations — Events & Presentations” section of the Tetraphase website at www.tphase.com. The webcast will be recorded and available for replay on the Tetraphase website for 30 days following the call.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase is a clinical-stage biopharmaceutical company using its proprietary chemistry technology to create novel antibiotics for serious and life-threatening multidrug-resistant (MDR) bacterial infections, including those caused by many of the MDR Gram-negative bacteria highlighted as urgent public health threats by the Centers for Disease Control and Prevention (CDC). Tetraphase’s lead product candidate, eravacycline, is being developed as a broad-spectrum intravenous and oral antibiotic in the IGNITE program (Investigating Gram-negative Infections Treated with Eravacycline). This program includes two Phase 3 clinical trials: IGNITE 1 for the indication of complicated intra-abdominal infections (cIAI) and IGNITE 2 for the indication of complicated urinary tract infections (cUTI). Tetraphase has created more than 3,000 novel tetracycline analogs using its proprietary technology platform. In addition to eravacycline, Tetraphase’s pipeline includes TP-271 and TP-6076, preclinical antibiotic candidates that are currently being evaluated for clinical suitability. Please visit www.tphase.com for more company information.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether our cash resources will be sufficient to fund our continuing operations for the period anticipated; whether results obtained in preclinical studies and early or interim clinical trials will be indicative of results obtained in future clinical trials; whether eravacycline will advance through the clinical trial process on a timely basis; whether the results of the Company’s trials will warrant regulatory submission and receive approval from the United

States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if eravacycline obtains approval, it will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of our most recent quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 10, 2014. In addition, the forward-looking statements included in this press release represent our views as of March 5, 2015. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Tables Follow Below/Next Page:

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Revenues	$3,072	$1,898	$9,098	$10,486

Operating expenses

Research and development	19,727	10,494	61,932	31,508

General and administrative	3,728	2,327	12,932	7,168

Total operating expenses	23,455	12,821	74,864	38,676

Loss from operations	(20,383)	(10,923)	(65,766)	(28,190)

Other expense, net	(167)	(380)	(976)	(1,446)

Net loss	$(20,550)	$(11,303)	$(66,742)	$(29,636)

Net loss per share-basic and diluted	$(0.69)	$(0.49)	$(2.49)	$(1.78)

Weighted-average number of common shares used in net loss per share applicable to common stockholders-basic and diluted	29,647	23,282	26,807	16,665

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	December 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$121,042	$102,712
Accounts receivable	3,458	1,706
Prepaid expenses and other current assets	2,097	1,002
Property and equipment, net	300	235
Other assets, noncurrent	307	231

Total assets	$127,204	$105,886

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$13,598	$7,171
Total term loan	4,782	10,815
Total deferred revenue	258	92
Stockholder’s equity	108,566	87,808

Total liabilities and stockholders’ equity	$127,204	$105,886

Investor Contacts:

Tetraphase Pharmaceuticals

Teri Dahlman

617-600-7040

tdahlman@tphase.com

Argot Partners

Susan Kim

212-600-1902

susan@argotpartners.com

Media Contact:

Sam Brown Inc.

Mike Beyer

773-463-4211

beyer@sambrown.com

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